SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1 to

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 14, 2003

AMB PROPERTY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14245	94-3285362

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(former name or former address, if changed since last report)

ITEM 5 OTHER EVENTS.
SIGNATURES

     This amendment to our Current Report on Form 8-K filed on November 17, 2003 is filed solely to include the number of units issued and the price per unit of the Class B Common Limited Partnership Units issued on November 14, 2003, which amounts were inadvertently omitted.

ITEM 5 OTHER EVENTS.

     On November 14, 2003, AMB Property II, L.P., a partnership in which an indirect wholly-owned subsidiary of AMB Property Corporation owns an approximate 1% general partnership interest and we own an approximate 99% common limited partnership interest, issued 145,548 Class B Common Limited Partnership Units at a price of $30.83 per unit in exchange for the contribution of certain property to AMB Property II, L.P.

Class B Common Units

     General. Each class B common unit will be entitled to receive cumulative preferential distributions equal to any dividends paid on AMB Property Corporation’s common stock in preference to any payment made on AMB Property II, L.P.’s class A common limited partnership units or any other class or series of partnership interest of AMB Property II, L.P., other than any class or series of partnership interest expressly designated as ranking on parity with or senior to the class B common units.

     Ranking. The class B common units will rank junior to all classes or series of preferred partnership units designated with respect to distributions and rights upon liquidation, dissolution and winding-up (including AMB Property II, L.P.’s series D preferred units, series E preferred units, series F preferred units, series H preferred units and series I preferred units), senior to AMB Property II, L.P.’s class A common units and all classes or series of common partnership units designated as ranking junior to the class B common units.

     Redemption and Exchange. Beginning November 14, 2004, the holders of class B common units may require AMB Property II, L.P. to redeem some or all of their class B common units for cash at a price equal to the average of the daily market price of a share of AMB Property Corporation’s common stock for the ten consecutive trading days prior to such redemption, provided, however, that AMB Property II, L.P. may elect to have AMB Property Corporation acquire some or all of the class B common units so tendered in which case the class B common units shall be exchanged for its common stock on a one-for-one basis (as adjusted for dividends, distributions, splits, subdivisions, reverse splits or combinations).

     The right of the holders of class B common units to cause a redemption, or of AMB Property II, L.P. to cause an exchange of the class B common units for shares of AMB Property Corporation’s common stock, shall in each case be subject to restrictions on ownership and transfers set forth in AMB Property Corporation’s charter in order for AMB Property Corporation to maintain its qualification as a real estate investment trust for federal income tax purposes.

     In addition to the foregoing, consent of the general partner of AMB Property II, L.P. is required (a) for any exchange or redemption less than the lesser of 10,000 class B common units or all of the class B common units held by the requesting holder and (b) to effect a redemption prior to a record date for a distribution established by AMB Property II, L.P. or a record date for a distribution to common stockholders established by AMB Property Corporation.

     Registration Rights. AMB Property Corporation has granted to the holders of Class B common units certain registration rights with respect to the shares of its common stock issuable upon exchange of the class B common units. AMB Property Corporation has agreed to file and generally keep continuously effective, beginning on or as soon as practicable after the one year anniversary of the issuance of the class B common units, a registration statement covering the issuance of shares of its common stock issuable upon exchange of the class B common units and the resale of such shares.

Forward Looking Statements

Some of the information included in this report contains forward-looking statements, such as statements pertaining to future plans and anticipated transactions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest of properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks” and elsewhere in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property, L.P. (Registrant)

	By:	AMB Property Corporation, its General Partner

Date: November 18, 2003	By: /s/ Tamra Browne

Tamra Browne
Senior Vice President and General Counsel